Exhibit 4.7

CONFORMED COPY

PLEDGE AGREEMENT

Dated July 18, 2005

between

Concordia Bus Nordic Holding AB

as Pledgor

and

Citicorp Trustee Company Limited

as Security Agent

FIRST RANKING PLEDGE OF SUBORDINATED SHAREHOLDER LOAN

THIS FIRST RANKING PLEDGE AGREEMENT is dated July 18, 2005 and made between:

(1)           CONCORDIA BUS NORDIC HOLDING AB (a company incorporated under the laws of Sweden) of c/o Swebus AB, Solna Strandväg 78, 171 54 Solna, Sweden (corporate identity no 556028-1122), (the “Pledgor”); and

(2)           Citicorp Trustee Company Limited, on its own behalf and as duly authorized representative of each of the Secured Parties (the “Security Agent”)

WHEREAS:

a)     by a mezzanine facility agreement (the “Mezzanine Agreement”) date on or about the date hereof and made between the Pledgor and Concordia Bus AB (publ) (“Concordia”) as borrowers, Deutsche Bank Luxembourg S.A. as facility agent, the financial institutions defined as Tranche C Facility Lenders in the Mezzanine Agreement and the Security Agent, the Tranche C Facility Lenders have agreed to make available a Tranche C Facility (as defined in the Mezzanine Agreement) on the terms and conditions contained in the Mezzanine Agreement;

b)    pursuant to a subordinated intragroup loan made on 27 February 2002, Concordia loaned Concordia Bus Nordic AB (publ) (“Nordic”) SEK 501,299,922 (the “Loan”) of which SEK 166,927,467 is outstanding on the date hereof;

c)     pursuant to an agreement dated on or about the date hereof between Concordia and Nordic the terms of the Loan has been amended and restated (the “Subordinated Shareholder Loan Agreement”);

d)    pursuant to a sale and assignment agreement dated on or about the date hereof (the “Transfer Agreement”) all Concordia’s rights under the Loan and the Subordinated Loan Agreement have been assigned to the Pledgor; and

e)     it is a condition precedent for drawdown of Tranche C under the Mezzanine Agreement that the Pledgor enters into this Pledge Agreement and hereby secures the Secured Obligations (as defined below).

IT IS HEREBY AGREED as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1           In this Agreement:

“Finance Documents” means this Agreement and the Mezzanine Agreement;

“Second Ranking Pledge” means the second ranking pledge granted by the Pledgor over the Security Assets in favour of Concordia Bus AB;

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to any of the Secured Parties under or pursuant to the Tranche C Facility and this Agreement, in each case together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights against the Pledgor under the Finance Documents;

“Secured Parties” means each and all of the Security Agent and the Facility Agent (as represented by the Security Agent) on their own behalf and as duly authorized representative of the Tranche C Facility Lenders; and

“Security Assets” means all the Pledgor’s rights under the Loan and the Subordinated Shareholder Loan Agreement.

1.2           In this Agreement, unless the contrary intention appears, a reference to:

a)      a provision of law is a reference to that provision as amended or re-enacted,

b)      a person includes its successors and assigns, and

c)      any document is a reference to that document as amended, novated or supplemented.

1.3           Terms defined in the Mezzanine Agreement shall have the same meanings when used in this Agreement unless otherwise defined in this Agreement.

1.4           If either the Security Agent or the Facility Agent considers that in respect of an amount paid to a Secured Party under a Finance Document there is a reasonable risk that such payment will be avoided or otherwise set aside on the liquidation or bankruptcy of the payer or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of this Agreement.

2.             PLEDGE

2.1           The Pledgor hereby irrevocably and unconditionally, on the terms and conditions set out herein, pledges to each of the Secured Parties represented by the Security Agent in its capacity as duly authorized representative for the Secured Parties and on its own behalf all of the Pledgor’s rights, title and interest in and to the Security Assets for the purpose of constituting a first ranking pledge to secure the due and punctual performance of the Secured Obligations.

3.             PERFECTION OF PLEDGE

3.1           The Pledgor shall immediately at the execution of this Agreement notify Nordic of the pledge created hereunder by sending a notice in substantially the form set out in Schedule 1.

4.             REPRESENTATIONS AND WARRANTIES

4.1           The Pledgor represents and warrants to each of the Secured Parties that:

a)     it is a limited liability company duly incorporated and validly existing under the laws of Sweden;

b)    the Pledgor has the power to enter into, deliver and perform, and has taken all necessary action to authorize the entry into, delivery and performance of this Agreement and the transactions contemplated by this Agreement;

c)     this Agreement constitutes legally valid and binding obligations of the Pledgor enforceable in accordance with its terms (except as such enforcement may be limited by any relevant bankruptcy, insolvency, receivership or similar laws affecting creditors’ rights generally);

d)    this Agreement does not and will not breach or constitute a default under the constitutional documents of the Pledgor or any law or regulation by which the Pledgor is bound;

e)     this Agreement constitutes a first ranking pledge, enforceable against the Pledgor, a liquidator or receiver of the Pledgor and third party creditors of the Pledgor;

f)     the Pledgor is the sole, absolute and beneficial owner of the Security Assets; and

g)    other than as created pursuant to this Agreement and the Second Ranking Pledge and as otherwise permitted under the Mezzanine Agreement, the Security Assets are free from any encumbrances.

4.2           The representations and warranties set out in Clause 4.1 above are made on the date of this Agreement. The representations and warranties set out in Clause 4.1 a) – d) are deemed to be repeated by the Pledgor on each date for interest payment under the Tranche C Facility with reference to the facts and circumstances then existing.

5.             COVENANTS BY THE PLEDGOR

5.1           The Pledgor hereby covenants with each of the Secured Parties that during the continuance of this Agreement the Pledgor will:

a)      not sell, transfer or otherwise dispose of the Security Assets or any part thereof or interest therein or permit the same to occur other than as permitted under the Mezzanine Agreement;

b)      not grant any option in or over the Security Assets;

c)      not create or permit to subsist any security interests on, over, with respect to or otherwise affecting the whole or any part of the Security Assets (other than (i) the Second Ranking Pledge, (ii) Permitted Security Interests as defined in the Mezzanine Agreement;

d)      not hold any security from any other person in respect of the Pledgor’s liability under this Agreement; and

e)      the Pledgor shall at any time, if and when required by the Security Agent and at the Pledgor’s cost, promptly and duly do all such further acts and execute and deliver any and all such further documents as may in the reasonable opinion of the Security Agent be necessary in order to give full effect to this Agreement and to secure to the Security Agent the full benefit of the rights, powers and remedies conferred upon it in this Agreement, and the Pledgor shall use its best endeavours to obtain any third party consent where such consent is required in order to give full effect to such act or document.

5.2           Clause 5.1 is subject to Clause 19.18 of the Mezzanine Agreement, the contents of which shall apply mutatis mutandis to the restrictions set out in Clause 5.1.

6.             CONTINUING SECURITY

6.1           The security constituted by this Agreement shall be a continuing security and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Obligations and shall be binding until all the Secured Obligations have been irrevocably paid or discharged in full.

6.2           Until all the Secured Obligations have been irrevocably paid or discharged in full any Secured Party may refrain from applying or enforcing any other security, monies or rights held or received by that Secured Party or apply and enforce the same in such manner and order as the Secured Party or the Security Agent sees fit and the Pledgor shall not be entitled to the benefit of the same and waives any right it may have of first requiring a Secured Party or the Security Agent to proceed against or enforce any other right or security or claim payment from any other person before enforcing this Agreement.

6.3           This Agreement is in addition to any present and future guarantee, collateral, lien or other security held by the Security Agent. The Secured Parties’ rights hereunder are in addition to and not exclusive of those provided by law and may be exercised from time to time and as often as the Security Agent deems expedient.

7.             EXERCISE OF PLEDGE AND APPLICATION OF MONIES

7.1           Upon the Security Agent serving notice on the Pledgor following the occurrence of an Event of Default demanding the immediate repayment of any outstanding amount of the Secured Obligations and at all times thereafter, so long as the same shall be continuing, the Security Agent may, in addition to any other remedies provided herein or in the Mezzanine Agreement or by applicable law enforce its rights hereunder in such manner, acting with due care as the Security Agent in its sole discretion deems fit, and the Security Agent shall not be liable for any loss arising from or in connection with such enforcement, provided that it has acted with due care.

7.2           All costs and expenses (including legal fees) incurred by the Security Agent and the Agent in connection with the enforcement of the security created by this Agreement shall be borne by the Pledgor and the Pledgor shall indemnify and hold the Security Agent harmless in respect of such costs and expenses.

7.3           Chapter 10 Section 2 of the Swedish Commercial Code (Sw: Handelsbalken 10:2) shall not apply to this Agreement.

7.4           All monies received by the Security Agent under or by virtue of the pledge created by this Agreement or by law or in exercise of the rights, powers and remedies under this Agreement or by law shall be applied by the Security Agent in the manner and order set out in the Mezzanine Agreement.

7.5           For the purpose of enforcing the security created by this Agreement upon the occurrence of an Event of Default, the Pledgor irrevocably authorizes and empowers the Security Agent to act in the name of the Pledgor, and on behalf of the Pledgor to do all acts and take any necessary or appropriate steps in respect of the sale of the Security Assets. The power of attorney set out in this Clause 7.5 shall be valid for as long as this Agreement remains in force.

8.             DISCHARGE OF THE SECURITY ASSETS

8.1           The Security Agent may and, upon the irrevocable payment or discharge in full of the Secured Obligations, shall or shall procure that its nominees or agents shall (as the case may be) at the request and cost of the Pledgor discharge to the Pledgor all the right, title and interest in or to the Security Assets of the Security Agent and the Secured Parties free from the security in this Agreement.

8.2           Any release, discharge or settlement between the Pledgor and the Security Agent in relation to this Agreement shall be conditional upon no disposition or payment to the Security Agent or any Secured Party by the Pledgor or any other person being avoided, set aside or ordered to be refunded pursuant to any law relating to insolvency or for any other reason.

8.3           If any such disposition or payment is avoided, set aside or ordered to be refunded the Pledgor shall retransfer the Security Assets to the Security Agent and the Security Agent shall be entitled to enforce this Agreement against the Pledgor as if such release, discharge or settlement had not occurred and any such disposition or payment not been made.

9.             THE SECURITY AGENT

9.1           The Security Agent shall at all times act as the duly authorized representative (Sw: befullmäktigat ombud) of the Secured Parties, and shall, when exercising its rights and fulfilling its obligations under this Agreement, comply with the relevant provisions of the Mezzanine Agreement.

9.2           The Security Agent may at any time (i) delegate to any person all or any of its rights, powers and discretions under this Agreement on such terms (including the power to sub-delegate) as the Security Agent sees fit and (ii) employ agents, managers, employees, advisers and others on such terms as the Security Agent sees fit for any of the purposes set out in this Agreement, provided that in each such case it uses due care in selecting such delegate.

10.          WAIVERS

10.1         The liability of the Pledgor under this Agreement shall not be prejudiced, affected or diminished by any act, omission, circumstance or matter which but for this provision might operate or release or otherwise exonerate the Pledgor from its obligations under this Agreement in whole or in part, including without limitation and whether or not known to the Pledgor or any Secured Party;

a)      any time or waiver granted to or composition with any other person;

b)      the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against any other person;

c)      any legal limitation, disability, incapacity or other circumstances or the bankruptcy, liquidation or change in the name or constitution of any other person;

d)      any variation or extension, any increase, exchange, renewal, surrender, release or loss of or failure to perfect any security or of any non-observance of any formality in respect of any instruments; and

e)      any unenforceability or invalidity of the Secured Obligations or of any obligations of any other person or security, to the intent that the Pledgor’s obligations under this Agreement shall remain in full force and this Agreement be construed accordingly as if there were no such unenforceability or invalidity.

10.2         Any waiver by the Security Agent or any Secured Party of any terms of this Agreement or any consent or approval given by any of them under it shall be effective only if given in writing and then only for the purpose and upon the terms and conditions (if any) on which it is given. No delay or omission on the part of the Security Agent or any Secured Party in exercising any right or remedy under this Agreement shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this Agreement of that or any other right or remedy.

11.          INDEMNITY

The Pledgor shall, in accordance with the terms of Clause 14.3 of the MezzanineAgreement, indemnify the Security Agent for any costs, expenses and liability as described therein and for the purpose hereof any reference to “the Borrower” in Clause 14.3 shall be deemed to be a reference to the Pledgor and any reference to the Finance Documents should be deemed to be a reference to this Agreement.

12.          MISCELLANEOUS

12.1         The Pledgor may not assign any of its rights under this Agreement. Each Secured Party may assign all or any part of their rights under this Agreement in accordance with, and in connection with a transfer under, the Mezzanine Agreement.

12.2         This Agreement shall remain in full force and effect notwithstanding any amendments or variations from time to time to any of the Finance Documents and all references to a Finance Document herein shall be taken as referring to that Finance Document as amended or varied from time to time (including, without limitation, any increase in the amount of the Secured Obligations).

12.3         If any provision of this Agreement is or becomes illegal, invalid or unenforceable that shall not affect the validity or enforceability of any other provision of this Agreement.

12.4         This Agreement may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12.5         All sums payable by the Pledgor under this Agreement shall be paid without any set-off, counterclaim, withholding or deduction whatsoever unless required by law in which event the Pledgor will, simultaneously with making the relevant payment under this Agreement, pay to the Security Agent such additional amount as will result in the receipt by the Security Agent of the full amount which would otherwise have been receivable and will supply the Security Agent promptly with evidence satisfactory to the Security Agent that the Pledgor has accounted to the relevant authority for the sum withheld or deducted.

12.6         Any statement, certificate or determination of the Security Agent as to the amount of the Secured Obligations or (without limitation) any other matter provided for in this Agreement shall in the absence of manifest error be conclusive and binding on the Pledgor.

13.          NOTICES

13.1         Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by fax or letter.

13.2         Any notice or other communication to be given by one party to another under this Agreement shall (unless one party has by 15 days’ notice to the other party specified another address) be given to that other party at the respective addresses given in Clause 13.3.

13.3         The address and fax number of the Pledgor and the Security Agent are:

(A)    the Pledgor:

Concordia Bus Nordic Holding AB

Solna Strandväg 78, 171 54 Solna

Attention: Chairman of the Board

Fax: +46 (0) 8 546 300 10

(B)    the Security Agent:

Citicorp Trustee Company Limited

Fax: +44 (0) 2 075 005 877

13.4         Any notice or other communication given by one party to another shall be deemed to have been received:

a)      if sent by fax, with a confirmed receipt of transmission from the sending machine, on the day on which transmitted;

b)      in the case of a notice given by hand, on the day of actual delivery; and

c)      if posted, on the second business day or, in the case of airmail, the fifth business day following the day on which it was dispatched by first class mail postage prepaid or, as the case may be, airmail postage prepaid, provided that a notice given in accordance with the above but received on a day which is not a business day or after normal business hours in the place of receipt shall be deemed to have been received on the next business day.

14.          GOVERNING LAW AND JURISDICTION

14.1         This Agreement is governed by and shall be construed in accordance with Swedish law.

14.2         The parties agree that the courts of Sweden shall have jurisdiction to settle any disputes which may arise in connection with this Agreement and that any final  (Sw: lagakraftvunnen) judgment or order of a Swedish court in connection with this Agreement is conclusive and binding on them and may be enforced against them in the courts of any other jurisdiction. This Clause 14.2 is for the benefit of the Secured Parties only and shall not limit the right of any of the Secured Parties to bring proceedings against the Pledgor in connection with any Finance Document in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

Signatories

The Pledgor

CONCORDIA BUS NORDIC HOLDING AB

/s/ HARALD ARNKVAERN

The Security Agent

Citicorp Trustee Company Limited

on its own behalf and as duly authorized

representative for each of the Secured Parties

/s/ JILLIAN HAMBLIN

Schedule 1

FORM OF NOTICE

To:

Concordia Bus Nordic AB (publ)

Dear Sirs,

We hereby give you notice that by a pledge agreement of [  ] (the “Pledge Agreement”) we have pledged to Citicorp Trustee Company Limited (the “Security Agent”) as security for our obligations under an Mezzanine Agreement dated [  ], all of our rights under the Subordinated Loan granted to you by Concordia Bus AB (publ) on 27 February 2002 as amended and restated on [ 2005] (the “Loan”), which has been transferred to us in accordance with a sale and assignment agreement dated [          2005].

The assets pledged consist of our claim on you under the Loan, and you are therefore to effect any payment under the Loan in accordance with instructions received from the Security Agent (to such account as the Security Agent or its nominee may from time to time designate in writing for this purpose).

We kindly request that you confirm your receipt and acknowledgement of the above by returning signed copies of this notification to the Security Agent and ourselves.

Concordia Bus Nordic Holding AB

by:

We hereby confirm our receipt and acknowledgement of the above.

Concordia Bus Nordic AB (publ)

by: